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                                                                Exhibit 99.1




                               NEWS [LOGO] RELEASE
                              ----        -------


ResCare - 10140 Linn Station Road - Louisville, Kentucky 40223-3813 -
Phone: 502.394.2100 - www.rescare.com
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Contacts:   Nel Taylor                           Burton W. Rice, CFA
            Vice President of Communication      Executive Vice President
            ResCare                              Corporate Communications Inc.
            (502) 394-2357                       (615) 254-3376


                            RESCARE RESTRUCTURES DEBT
                    THROUGH PRIVATE OFFERING OF SENIOR NOTES
                             ----------------------
                OBTAINS NEW $80 MILLION REVOLVING CREDIT FACILITY

LOUISVILLE, KY. (NOV. 19, 2001) -- ResCare (Nasdaq/NM: RSCR), the nation's leading provider of services to persons with mental retardation and developmental disabilities and youth with special needs, today announced that it has issued $150 million of 10.625% Senior Unsecured Notes due November 15, 2008 under Rule 144A of the Securities Act of 1933 in a private placement managed jointly by UBS Warburg LLC and Lehman Brothers Inc.

                  ResCare indicated that a portion of the proceeds from the offering have been used to repay the Company's current borrowings under its existing bank credit facility. The Company also used a portion of the proceeds to repurchase approximately $16.0 million in face value of its 6.0% convertible subordinated notes. The remainder of the proceeds will be used for general corporate purposes, including financing internal growth opportunities, completing potential acquisitions and possibly repurchasing additional convertible subordinated notes.

                  ResCare announced that subsequent to the pay off of the previous bank credit facility, the Company obtained an $80 million secured credit facility from a bank syndicate led by National City Bank of Kentucky. The new revolving credit facility, which expires on September 30, 2004, will be used for working capital purposes.

                  Ronald G. Geary, chairman, president and chief executive officer, remarked, "We are pleased with the successful offering of these notes and the completion of our new credit facility. Although we have no immediate plans to utilize any of the funds from the new credit facility, the availability of that additional capital enhances our operating flexibility. This overall restructuring of our debt will enable us to invest in opportunities that can expand our service coverage as well as in systems and equipment that can improve our productivity. Many states have extensive waiting lists for services for individuals with disabilities, and we have the exciting potential to capitalize on ResCare's proven leadership in working with state and local government agencies to address this need.



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ResCare Completes Notes Offering
Page 2
Nov. 19, 2001
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                  "An important focus for us now will be implementing an
internal growth strategy to expand our existing operations. We may be able to add as many as 150 new community homes in our Division for Persons with Disabilities during 2002 without a significant increase in supporting overhead costs. Completing that expansion would add approximately 5% to our annual revenues in 2003 and complement our other growth initiatives."

                  The senior notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the senior notes.

                  ResCare's services reach approximately 17,000 individuals in 28 states, Washington, D.C. and Canada in its Division for Persons with Disabilities and 10,000 young people with special needs in 17 states and Puerto Rico in its Division for Youth Services. More information about ResCare is available on the Company's web site at www.rescare.com.

                  The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to the Company's expected financial results, revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs and statements regarding various trends favoring downsizing, de-institutionalization and privatization of government programs. In the Company's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company's results to differ materially from those contained in such forward-looking statements. We refer you to the discussion of those factors in our filed reports.

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